Exhibit 10.4
                                                                  ------------


                             MODIFICATION AGREEMENT


         MODIFICATION AGREEMENT made this 26th day of January, 1999 and between HERLEY INDUSTRIES, INC., a Delaware corporation (hereinafter the "Company") and LEE N. BLATT, an individual residing at 471 North Arrowhead Trail, Vero Beach, Florida 32963 (hereinafter "the Employee").

                              W I T N E S S E T H:

         WHEREAS, the Company and Employee entered into an Employment Agreement dated October 1, 1998 (hereinafter the "Employment Agreement"); and

         WHEREAS, the Company and Employee desire to amend said Employment Agreement.

         NOW, THEREFORE, the parties agree as follows:

         1. Paragraph "5 (iii)" of the Employment Agreement is hereby deleted in its entirety, and in its place and stead shall be the following:

                  "(iii) Not later than one hundred twenty (120) days after the end of the fiscal year of the Company and each subsequent fiscal year of the Company ending during the period of employment, the Company shall pay to Employee, as incentive compensation an amount equal to five (5%) percent of the Consolidated Pretax Earnings of the Company in excess of the Company's Minimum Consolidated Pretax Earnings, as defined below in this clause (iii).

                  For purposes hereof, the term "Consolidated Pretax Earnings" of the Company shall mean, with respect to any fiscal year, the consolidated income, if any, of the Company for such fiscal year as set forth in the audited, consolidated financial statements (the "Financial Statements") of the Company and its subsidiaries included in its Annual Report to stockholders for such fiscal year, before deduction of taxes based on income or of the incentive compensation to be paid to Employee for such fiscal year under this Agreement. For the purposes hereof the term "Minimum Consolidated Pretax Earnings" of the Company shall mean with respect to any fiscal year, the consolidated Pretax Earnings of the Company equal to $2,000,000."

         2. Paragraph "12" of the Employment Agreement is hereby deleted in its entirety, and in its place and stead shall be the following:

                  "12. CHANGE OF CONTROL. In the event there shall be a change in the present control of the Company as hereinafter defined, or in any person directly or indirectly presently controlling the Company, as hereinafter defined, Employee shall have the right, exercisable within six months of his becoming aware of such event, to terminate his employment. Upon such termination, Employee shall immediately receive as a lump sum payment an amount equal to (i) three (3) times his "base amount", within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (hereinafter "the Code"), reduced by (ii) $100.00.

                  For purposes of this Agreement, a change in control of the Company, or in any person directly or indirectly controlling the Company, shall mean:

                  a) a change in control as such term is presently defined in Regulation 240.12b-2 under the Securities Exchange Act of 1934 ("Exchange Act"); or

                  b) if any "person" (as such term is used in Section 13(d) and 14 (d) of the Exchange Act) other than the Company or any "person" who on the date of this Agreement is a director or officer of the Company, becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five (25%) of the voting power of the Company's then outstanding securities; or

                  c) if during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each director who is not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period.


         3. Paragraph "12-A" shall be added to the Employment Agreement as following:

                  "12-A. PARACHUTES. If all, or any portion, of the payments provided under this Agreement, and/or any other payments and benefits that Employee receives or is entitled to receive from the Company, whether or not under an existing plan, arrangement or other agreement, constitutes an excess "parachute payment" within the meaning of Section 280G(b) of the Code (each such parachute payment, a "Parachute Payment") and will result in the imposition on Employee of an excise tax under Section 4999 of the Code, then, in addition to any other benefits to which Employee is entitled under this Agreement, the Company shall pay him an amount in cash equal to the sum of the excise taxes payable by him by reason of receiving Parachute Payments, plus the amount necessary to put him in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest possible applicable rates on such Parachute Payments, including without limitation any payments under this Employment Agreement, as if no excise taxes had been imposed with respect to Parachute Payments (the "Parachute Gross-up")."

         4. The aforesaid Employment Agreement in all other respects is hereby ratified and confirmed.

         IN WITNESS WHEREOF, the undersigned have executed this Modification Agreement as of the day and year first above written.

                                                     HERLEY INDUSTRIES, INC.

                                                     By: /s/ Myron Levy
                                                        ---------------------
                                                        Myron Levy, President

                                                         /s/ Lee N. Blatt
                                                        ----------------------
                                                        Lee N. Blatt, Employee

                                             July 30, 1999


Mr. Lee N. Blatt
471 North Arrowhead Trail
Vero Beach, Fl 32963

Re: Employment Agreement dated October 1, 1998, as modified January 26, 1999, between Herley Industries, Inc. and Lee N. Blatt (the "Employment Agreement")

Dear Mr. Blatt:

The following will set forth our mutual agreement as to the modification of the Employment Agreement effective June 17, 1999:

          1. Paragrapah 5(i) is amended to provide for an annual salary of $587,972 reflecting an increase of $100,000 annually, plus the cumulative cost of living adjustment through June 30, 1999 as provided in Paragraph 5(ii),

          2. Paragraph 5 (ii) of the Employment Agreement shall be amended to change the base period for computation of the cost of living adjustment to July 1, 1999.

          3. You shall receive an allowance for life insurance in the annual amount of $56,000, which shall be payable semi-annually by the Company on August 1, and February 1, as presently provided for in the Employment Agreement.

         In all other respects, the Employment Agreement is hereby ratified and confirmed.

         If you agree with all of the above, would you please sign and return a coy of this letter whereupon the same shall constitute a binding agreement between us.

                                                    HERLEY INDUSTRIES, INC.




                                                    By:    /s/ Myron Levy
                                                         --------------------
                                                             Myron Levy
                                                             President


         ACCEPTED AND AGREED:



         ---------------------------
         Lee N. Blatt